As filed with the Securities and Exchange Commission on May 21, 1997
                                                 Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                          NEW YORK STATE ELECTRIC & GAS
                                  CORPORATION
             (Exact name of Registrant as specified in its charter)

           NEW YORK                                            15-0398550
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

                4500 VESTAL PARKWAY EAST, BINGHAMTON, N.Y. 13903
                    (Address of principal executive offices)

                    NEW YORK STATE ELECTRIC & GAS CORPORATION
                             1997 STOCK OPTION PLAN
                              (Full title of plan)

                                   ----------

                                DANIEL W. FARLEY
                          VICE PRESIDENT AND SECRETARY
                    NEW YORK STATE ELECTRIC & GAS CORPORATION
                    CORPORATE DRIVE--KIRKWOOD INDUSTRIAL PARK
                                 P.O. BOX 5224
                           BINGHAMTON, N.Y. 13902-5224
                     (Name and address of agent for service)

                                 (607) 762-7750
          (Telephone number, including area code, of agent for service)

                                   ----------

                         CALCULATION OF REGISTRATION FEE

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                                                                      PROPOSED        PROPOSED
                                                     AMOUNT           MAXIMUM          MAXIMUM         AMOUNT OF
                                                     TO BE         OFFERING PRICE     AGGREGATE      REGISTRATION
        TITLE OF SECURITIES TO BE  REGISTERED      REGISTERED        PER SHARE      OFFERING PRICE        FEE
==================================================================================================================
  COMMON STOCK,
    ($6.66 2/3 PAR VALUE) .....................   3,300,000 SHS.(1)   $21.9375(2)   $72,393,750(2)      $21,938
==================================================================================================================

(1) The number of shares of Common Stock registered herein is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).

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

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Registration Statement the following documents heretofore filed with the Securities and Exchange
Commission:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed pursuant to the Securities Exchange Act of 1934 ("1934 Act").

          2. The Company's Quarterly Report on Form l0-Q for the quarter ended March 31, 1997, filed pursuant to the 1934 Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all of the securities have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF COMMON STOCK

     The following statements with respect to the Common Stock ($6.66 2/3 Par Value), Preferred Stock and the Preference Stock (none of the Preference Stock now being outstanding) are summaries of certain provisions of the Company's Certificate of Incorporation setting forth the designations, preferences, privileges and voting powers of such stock and the restrictions or qualifications thereof. The statements herein contained are summaries and reference is made to the Certificate of Incorporation for the full provisions.

     Dividend Limitations. After dividends on all outstanding Preferred Stock and Preference Stock have been paid, or declared and funds set apart for their payment, the Common Stock is entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. So long as senior securities are outstanding, cash dividends can be paid on Common Stock only out of retained earnings accumulated since December 31, 1946. Such dividends are limited to 75% of Net Income Available for Common Stock if Common Stock Equity falls below 25% of total capitalization, and to 50% if Common Stock Equity falls below 20%. The Company's Common Stock Equity at April 30, 1997 was approximately 51.6% of total capitalization. No dividends on Common Stock can be paid unless all sinking fund requirements of the Preferred Stock and Preference Stock are met. The Company has not been restricted in the payment of dividends on Common Stock by these provisions and does not believe that it will be so restricted in the future.

     Voting Rights. Record holders of Common Stock have one vote for each share held and are entitled to cumulative voting in the election of directors.

     The Company's Board of Directors is divided into three classes serving staggered three-year terms. The classification of directors makes it more difficult for a minority stockholder to elect a director by cumulative voting. The provision for classification does not apply in the event that the holders of Preferred Stock or Preference Stock become entitled to elect directors, as described below.

     If Preferred Stock dividends are in default in an amount equivalent to four full quarter-yearly dividends, the holders of the Preferred Stock voting separately as a class are entitled to elect a majority of the Board of Directors and their privilege continues until all dividends in default have been paid. If Preference Stock dividends are in default in an amount equivalent to four full quarter-yearly dividends, the holders of the Preference Stock, voting separately as a class, are entitled to elect two members of the Board of Directors and their privilege continues until all dividends in default have been paid. Neither the holders of the Preferred Stock nor the holders of Preference Stock are entitled to vote on any other matters except those in respect of which voting rights cannot be denied or waived under any provision of law and except that certain corporate actions may not be effected without the favorable vote of specified percentages of the Preferred Stock and, in some cases, the Preference Stock.

     Preemptive Rights. No holder of any class of stock is entitled to any preemptive right to purchase or subscribe for any shares of stock issued by the Company or to any obligations convertible into or carrying options to purchase stock of the Company, or to any other preemptive rights under the laws of the State of New York.

     Other Rights. The outstanding shares of Common Stock are fully paid and non-assessable. After satisfaction of the preferential liquidation rights of the Preferred Stock and the Preference Stock, the holders of the Common Stock are entitled to share ratably in the distribution of all remaining assets.

     Listing. The Common Stock is listed on the New York Stock Exchange.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, 450 West 33rd Street, New York, N.Y. 10001.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Business Corporation Law of the State of New York ("BCL") provides that if a derivative action is brought against a director or officer, the Company may indemnify him against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Company, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the Company. In a nonderivative action or threatened action, the BCL provides that the Company may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him in defending such action if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Company.

     Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, when authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

     The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

     The By-Laws of the Company provide that to the extent not prohibited by law, the Company shall indemnify each person made, or threatened to be made, a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, (i) is or was a director or officer of the Company or (ii) is or was serving any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity at the request of the Company.

     The By-Laws of the Company also provide, among other things, that:

          (1) no indemnification shall be made to or on behalf of any director or officer, if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled;

          (2) the rights to indemnification and advancement of defense expenses granted by or pursuant to the By-Laws shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any statute, certificate of incorporation, by-law, resolution or agreement; and

          (3) the Company may, with the approval of the Board of Directors, enter into an agreement with any person who is, or is about to become, a director or officer of the Company, or who is serving, or is about to serve, at the request of the Company, as a director, officer, or in any other capacity, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which agreement may provide for indemnification of such person and advancement of defense expenses to such person upon such terms, and to the extent, not prohibited by law.

      The Company has insurance policies indemnifying its directors and officers against certain obligations that may be incurred by them, subject to certain retention and co-insurance provisions.

ITEM 8.  LIST OF EXHIBITS.

     See Exhibit Index.

ITEM 9. UNDERTAKINGS.

A. UNDERTAKING TO UPDATE ANNUALLY.

     The Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Act");

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               Provided, however, that the undertakings set forth in paragraphs
          (i) and (ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
          Section 15(d) of the Securities Exchange Act of 1934 ("1934 Act") that are incorporated by reference in this Registration Statement.

          (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. INCORPORATION OF SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. INDEMNIFICATION.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant's By-Laws, the BCL or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of May, 1997.

                                    NEW YORK STATE ELECTRIC & GAS CORPORATION


                                    By   W. W. VON SCHACK*
                                              Chairman

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:
      W. W. von Schack*           Chairman and Director           May 21, 1997

Principal Financial Officer:
      S. J. Rafferty*             Senior Vice President           May 21, 1997

Principal Accounting Officer:
      G. J. Turton*               Vice President and              May 21, 1997
                                     Controller
Directors:
      Richard Aurelio*               Director
      James A. Carrigg*              Director
      Alison P. Casarett*            Director
      Joseph J. Castiglia*           Director
      Lois B. DeFleur*               Director
      Everett A. Gilmour*            Director
      Paul L. Gioia*                 Director                     May 21, 1997
      John M. Keeler*                Director
      Allen E. Kintigh*              Director
      Ben E. Lynch*                  Director
      Alton G. Marshall*             Director
      Walter G. Rich*                Director

*  By: /s/ T.G. BORKOWSKY
     (T. G. Borkowsky, attorney-in-fact)

                                  EXHIBIT INDEX

Exhibit No.
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   5         Opinion of Huber Lawrence & Abell with respect to the legality of the securities registered hereunder.

   23-1      Consent of Coopers & Lybrand L.L.P.

   23-2      Consent of Huber Lawrence & Abell.
             (Included in opinion filed as Exhibit No. 5).

   24-1      Power of Attorney of Directors and Officers.

   24-2      Power of Attorney of Company.